Exhibit 99.1

Fusion Acquisition Corp. II Receives Notice from the NYSE
Regarding Immediate Suspension in Trading of Securities and Commencement of Delisting Proceedings

NEW YORK, October 20, 2023-- On October 17, 2023, the New York Stock Exchange (“NYSE”) issued a press release announcing that the staff of NYSE Regulation determined to suspend trading immediately and commence proceedings to delist the shares of Class A common stock and units (collectively, the “Company Securities”) of Fusion Acquisition Corp. II (the “Company”) because the Company is not in compliance with the NYSE’s continued listing standard requiring a listed acquisition company to maintain an average aggregate global market capitalization attributable to its publicly-held shares over a consecutive 30 trading day period of at least $40,000,000. On the same day, the NYSE notified the Company in writing of the determination to suspend trading and commence proceedings.

The Company has the right to a review of NYSE Regulation’s determination by a Committee of the Board of Directors of the NYSE, and the NYSE will apply to the U.S. Securities and Exchange Commission (the “SEC”) to delist the Company Securities upon completion of all application procedures, including any appeal by the Company of NYSE Regulation’s determination. The Company will consider all of its options, including its option to pursue a review, in responding to the NYSE notification.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to the Company or its management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC. Copies of such report are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

John James

Chief Executive Officer

212-763-0169

SOURCE: Fusion Acquisition Corp. II